EXHIBIT 4.13

                             AMENDMENT TO AGREEMENT


     THIS AMENDMENT is as of March 31, 2005, by and between (i) Tefron Ltd. ("Tefron" or the "Company"), an Israeli company, and (ii) Leber Partners, L.P., a limited partnership ("Investor").

     WHEREAS, Tefron and the Investor are parties to a Share Purchase Agreement, dated as of March 3, 2004 (the "Original Agreement") and desire to amend Section 1(b) thereof.

     NOW, THEREFORE, the parties hereby agree to amend the Original Agreement in the manner described in this Amendment:

1.   AMENDMENT. The term "Additional Shares", defined in the last paragraph of
     Section 1(b) of the Original Agreement, shall be amended to mean an aggregate of 201,613 shares, which is the number of shares representing the sum of US $ 806,452 at a price of US$4 per share.

2. OTHER TERMS AND CONDITIONS. Unless expressly set forth herein, all other terms and conditions set forth in the Original Agreement shall remain in full force and effect.


IN WITNESS WHEREOF the parties have signed this Amendment as of the date first hereinabove set forth.


/s/ Gil Rozen,
/s/ Yos Shiran                    /s/ Zvi Limon
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TEFRON LTD.                       LEBER PARTNERS, L.P.
By: Yos Shiran, Gil Rozen         By: Zvi Limon, director of Leber Limited,
Title: CEO, CFO                   Title: General Partner of Leber Partners, L.P